Exhibit 99.1

Coinstar, Inc. Announces Preliminary 2012 First Quarter Results

Company Expects First Quarter Revenue and Earnings to Exceed Guidance;

Raises 2012 Full Year Guidance

BELLEVUE, Wash. – April 12, 2012 – Coinstar, Inc. (Nasdaq: CSTR) today announced certain preliminary financial results for the first quarter ended March 31, 2012, including results that exceeded previous guidance for the first quarter.

Coinstar’s preliminary results for the 2012 first quarter include:

2012 First Quarter Preliminary Results Range
• Consolidated revenue	$567.0 million to $569.2 million
• Income from continuing operations	$53.0 million to $54.3 million
• Core adjusted EBITDA from continuing operations*	$127.9 million to $130.1 million
• Diluted earnings per share from continuing operations	$1.62 to $1.66
• Core diluted earnings per share from continuing operations*	$1.36 to $1.40

Coinstar noted that the increase in consolidated revenue was driven by stronger than anticipated consumer demand at Redbox throughout the quarter, particularly during February and March, reflecting, in part, better than anticipated consumer acceptance of the price increase for Redbox standard definition DVD rentals implemented in October 2011.

Higher than expected core adjusted EBITDA from continuing operations and core diluted EPS from continuing operations reflect the increased revenue and the positive impact of incremental turns on a number of titles, including Moneyball, Puss and Boots and 50/50, which received awards attention, as well as In Time, Abduction and Mr. Popper’s Penguins. Core diluted EPS from continuing operations also benefitted from lower than expected card processing fees for Redbox resulting from a lower mix of regulated debit card transactions, a special rate extension for the first quarter and the rollout of single billing during March, which collectively added between $0.12 and $0.14 to core diluted EPS from continuing operations for the quarter. The company realized lower than expected direct operating costs at Redbox due to increased efficiencies in obtaining select content through its workaround process. The company also recognized additional savings due to the timing of expenses as certain programs and new hires moved to later in the year. Lower operating expenses added between $0.07 and $0.09 to core diluted EPS from continuing operations for the quarter.

Coinstar also raised guidance for the 2012 full year to reflect several factors, primarily the strong first quarter preliminary results and additional learning on the impact of the price increase, as well as the extension of the Universal content license agreement. Guidance also includes card processing fees based on the maximum rate as Coinstar continues to work on attaining a long-term rate, the shift of costs related to key programs and hiring from the first quarter to the rest of 2012, a higher income tax rate of 40% for the core business, and increased share-based payments expense reflective of the higher stock price at the end of the quarter.

For the 2012 full year, Coinstar management now expects:

•	Consolidated revenue between $2.155 billion and $2.280 billion;

•	Core adjusted EBITDA from continuing operations* between $465.0 million and $495.0 million; and

•	Core diluted EPS* from continuing operations between $4.40 and $4.80 on a fully diluted basis.

*	Refer to Appendix A for a discussion of non-GAAP financial measures, including the exclusion of certain non-core items.

Confidential

The results provided in this press release are preliminary and subject to completion and review of Coinstar’s 2012 first quarter financial statements in conjunction with the company’s 2012 first quarter Form 10-Q filing.

Coinstar plans to report final results for the 2012 first quarter on April 26, 2012, after market close. Coinstar’s earnings press release and prepared remarks reviewing the company’s financial results and guidance will be made available on the Investor Relations section of the company’s website at www.coinstarinc.com. Management will host a conference call at 2:00 p.m. PDT (5:00 p.m. EDT) on April 26, 2012, to answer questions related to the company’s performance and guidance. The conference call will be webcast live and archived on the Investor Relations section of Coinstar’s website at www.coinstarinc.com. A recording of the call will be available through May 10, 2012, at 1-888-286-8010 or 1-617-801-6888, passcode 71453847.

About Coinstar, Inc.

Coinstar, Inc. (Nasdaq: CSTR) is a leading provider of automated retail solutions offering convenient services that make life easier for consumers and drive incremental traffic and revenue for retailers. The company’s core automated retail businesses include the well-known Redbox® self-service movie and video game rental and Coinstar® self-service coin-counting brands. The company has approximately 35,400 DVD kiosks and 20,200 coin-counting kiosks in supermarkets, drug stores, mass merchants, financial institutions, convenience stores, and restaurants. For more information, visit www.coinstarinc.com.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Coinstar, Inc.’s anticipated growth and future operating results, including 2012 first quarter and 2012 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc. and Redbox, as well as from risks and uncertainties beyond Coinstar, Inc.'s control. Such risks and uncertainties include, but are not limited to,

•	competition from other digital entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into a new business,

•	our limited ability to direct the management or policies of the new joint venture with Verizon Communications,

•	failure to receive the expected benefits of the NCR relationship,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, for home entertainment viewing,

•	the effective management of our content library,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	the ability to achieve the strategic and financial objectives for our entry into or expansion of new businesses,

*	Refer to Appendix A for a discussion of non-GAAP financial measures, including the exclusion of certain non-core items.

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar, Inc.’s expectations as of the date of this release. Coinstar, Inc. undertakes no obligation to update the information provided herein.

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Contacts

Media:

Marci Maule

Director of Public Relations

425-943-8277

marci.maule@coinstar.com

Financial Analysts and Investors:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@coinstar.com

Confidential

Appendix A

Use of Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results from continuing operations:

•	Core adjusted EBITDA from continuing operations; and

•	Core diluted earnings per share (“EPS”) from continuing operations.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts that are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies. We believe investors should consider our core results because they are more indicative of our ongoing performance and trends and are more consistent with how management evaluates our operational results and trends.

We have included reconciliations of our non-GAAP financial measures to the most comparable GAAP financial measures. Since we provided 2012 first quarter preliminary results in ranges in this press release, the reconciliations are also presented in ranges.

Core adjusted EBITDA from continuing operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and non-core adjustments, including i) deal fees primarily related to the acquisition of certain assets of NCR’s self-service entertainment DVD kiosk business, ii) loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control and iii) a gain on the grant of a license to use certain Redbox trademarks to our joint venture with Verizon Communications (the “Joint Venture”). A reconciliation of core adjusted EBITDA from continuing operations to income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

(Dollars in thousands)	2012 First Quarter Preliminary Results Range
Income from continuing operations	$53.0	to	$54.3
Depreciation, amortization and other	40.8	to	40.8
Interest expense, net	4.1	to	4.1
Income taxes	35.2	to	36.1
Share-based payments expense (1)	8.8	to	8.8

Adjusted EBITDA from continuing operations	141.9	to	144.1
Non-core adjustments:
Deal fees	1.2	to	1.2
Loss from equity method investments	4.3	to	4.3
Gain on formation of the Joint Venture	(19.5)	to	(19.5)

Core adjusted EBITDA from continuing operations	$127.9	to	$130.1

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Confidential

Core diluted EPS from continuing operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations excluding non-core adjustments, net of applicable taxes, which include deal fees primarily related to the acquisition of certain assets of NCR’s self-service entertainment DVD kiosk business, loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control and a gain on the grant of a license to use certain Redbox trademarks to the Joint Venture. A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

(Dollars on a per share basis)	2012 First Quarter Preliminary Results Range
Diluted EPS from continuing operations	$1.62	to	$1.66
Non-core adjustments, net of tax: (1)
Deal fees	0.02	to	0.02
Loss from equity method investments	0.08	to	0.08
Gain on formation of the Joint Venture	(0.36)	to	(0.36)

Core diluted EPS from continuing operations	$1.36	to	$1.40

(1)	Non-core adjustments are presented after-tax using an estimated tax rate of 40.0%.